March 2016 Pricing Supplement No. 1868 Registration Statement No. 333-199966 Dated March 15, 2016 Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities
Dual Directional Trigger PLUS Based on the Performance of the Market Vectors Gold Miners ETF due May 3, 2017
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
The Dual Directional Trigger PLUS, or “Trigger PLUS,” are unsecured and unsubordinated obligations of JPMorgan Chase & Co., will pay no interest, do not guarantee any return of your principal at maturity and have the terms described in the accompanying product supplement no. 4a-I, prospectus supplement and prospectus, as supplemented or modified by this document.  At maturity, if the ETF Shares have appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the ETF Shares, subject to a maximum payment at maturity.  If the ETF Shares have depreciated in value but by no more than 25%, investors will receive at maturity the stated principal amount of the Trigger PLUS plus an unleveraged positive return equal to the absolute value of the percentage decline, which will effectively be limited to a positive 25% return.  However, if the ETF shares have depreciated by more than 25% in value, at maturity investors will be negatively exposed to the full amount of the percentage decline in the ETF Shares and will lose 1% of the stated principal amount for every 1% of decline in the value of the ETF Shares over the term of the Trigger PLUS.  The Trigger PLUS are for investors who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage and absolute return features that in each case apply to a limited range of the performance of the ETF Shares. At maturity, an investor will receive an amount in cash that may be greater than, equal to, or less than the stated principal amount based upon the closing price of one ETF Share on the valuation date.  All payments on the Trigger PLUS are subject to the credit risk of JPMorgan Chase & Co.  The investor may lose some or all of the stated principal amount of the Trigger PLUS.
FINAL TERMS
Issuer:		JPMorgan Chase & Co.
ETF Shares:		Shares of the Market Vectors Gold Miners ETF
Aggregate principal amount:		$3,000,000
Payment at maturity:		If the final share price is greater than the initial share price, for each $10 stated principal amount Trigger PLUS:
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final share price is less than or equal to the initial share price but is greater than or equal to the trigger level, for each $10 stated principal amount Trigger PLUS:
$10 + ($10 × absolute share return)
In this scenario, you will receive a 1% positive return on the Trigger PLUS for each 1% negative return on the ETF Shares. In no event will this amount exceed the stated principal amount plus $2.50.
If the final share price is less than the trigger level, for each $10 stated principal amount Trigger PLUS:
$10 × share performance factor
This amount will be less than the stated principal amount of $10 per Trigger PLUS and will represent a loss of more than 25%, and possibly all, of your investment.
Leveraged upside payment:		$10 × leverage factor × share percent change
Share percent change:		(final share price – initial share price) / initial share price
Absolute share return:		The absolute value of the share percent change. For example, a -5% share percent change will result in a +5% absolute share return.
Initial share price:		The closing price of one ETF Share on the pricing date, which was $19.53
Final share price:		The closing price of one ETF Share on the valuation date
Share adjustment factor:
The share adjustment factor is referenced in determining the closing price of one ETF share and is set initially at 1.0 on the pricing date.  The share adjustment factor is subject to adjustment in the event of certain events affecting the ETF Shares.  See “The Underlyings — Funds — Anti-Dilution Adjustments” in the accompanying product supplement no. 4a-I.

Trigger level:		$14.6475, which is 75% of the initial share price
Leverage factor:		200%
Share performance factor:		final share price / initial share price
Maximum payment at maturity:		$12.585 (125.85% of the stated principal amount) per Trigger PLUS.
Stated principal amount:		$10 per Trigger PLUS
Issue price:		$10 per Trigger PLUS (see “Commissions and issue price” below)
Pricing date:		March 15, 2016
Original issue date (settlement date):		March 18, 2016 (3 business days after the pricing date)
Valuation date:
April 28, 2017, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” in the accompanying product supplement no. 4a-I

Maturity date:
May 3, 2017, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 4a-I

CUSIP / ISIN:		48128B861 / US48128B8616
Listing:		The Trigger PLUS will not be listed on any securities exchange.
Agent:		J.P. Morgan Securities LLC (“JPMS”)
Commissions and issue price:	Price to public(1)	Fees and commissions	Proceeds to issuer
Per Trigger PLUS	$10.00	$0.175(2)	$9.775
$0.05(3)
Total	$3,000,000	$67,500	$2,932,500
(1)	See “Additional Information about the Trigger PLUS — Supplemental use of proceeds and hedging” in this document for information about the components of the price to public of the Trigger PLUS.
(2)	JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions of $0.175 per $10 stated principal amount Trigger PLUS it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”). See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-87 of the accompanying product supplement no. 4a-I.
(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each $10 stated principal amount Trigger PLUS
The estimated value of the Trigger PLUS on the pricing date as determined by JPMS was $9.555 per $10 stated principal amount Trigger PLUS.  See “Additional Information about the Trigger PLUS — JPMS’s estimated value of the Trigger PLUS” in this document for additional information.
Investing in the Trigger PLUS involves a number of risks.  See “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 4a-I and “Risk Factors” beginning on page US-2 of the accompanying underlying supplement no. 1a-I and “Risk Factors” beginning on page 6 of this document.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Trigger PLUS or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.
The Trigger PLUS are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.
You should read this document together with the related product supplement no. 4a-I, underlying supplement no. 1a-I, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information about the Trigger PLUS” at the end of this document.
Product supplement no. 4a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf
Underlying supplement no. 1a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf
Prospectus supplement and prospectus, each dated February 19, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316011251/crt_dp63599-424b2.pdf

Dual Directional Trigger PLUS Based on the Performance of the Market Vectors Gold Miners ETF due May 3, 2017
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Investment Summary
Trigger Performance Leveraged Upside Securities
Principal at Risk Securities
The Dual Directional Trigger PLUS Based on the Performance of the Market Vectors Gold Miners ETF due May 3, 2017 (the “Trigger PLUS”) can be used:
▪	As an alternative to direct exposure to the ETF Shares that enhances returns for a certain range of positive performance of the ETF Shares.
▪	To enhance returns and potentially outperform the ETF Shares in a moderately bullish scenario.
▪	To potentially achieve similar levels of upside exposure to the ETF Shares as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor.
▪	To provide an unleveraged positive return in the event of a decline of the ETF Shares but only if the final share price is greater than or equal to the trigger level.

Maturity:	Approximately 13 months
Leverage factor:	200% (applicable only if the final share price is greater than the initial share price)
Trigger level:	75% of the initial share price
Maximum payment at maturity:	$12.585 (125.85% of the stated principal amount) per Trigger PLUS
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the Trigger PLUS.
Supplemental Terms of the Trigger PLUS
For purposes of the accompanying product supplement, the Market Vectors Gold Miners ETF is a “Fund.”

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Dual Directional Trigger PLUS Based on the Performance of the Market Vectors Gold Miners ETF due May 3, 2017
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Key Investment Rationale
Trigger PLUS offer leveraged upside exposure to an underlying asset and the opportunity, through the absolute return feature, to earn a positive return at maturity for a limited range of negative performance of the underlying asset.  At maturity, if the underlying asset has appreciated, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying asset, subject to the maximum payment at maturity.  At maturity, if the underlying asset has depreciated in value but by no more than 25%, investors will receive the stated principal amount of their investment plus an unleveraged positive return equal to the absolute value of the percentage decline in the underlying asset, which will effectively be limited to a positive 25% return.  However, at maturity, if the underlying asset has depreciated in value by more than 25%, investors will be negatively exposed to the full amount of the percentage decline in the underlying asset and will lose 1% of the stated principal amount for every 1% of decline, without any buffer.  Investors may lose some or all of the stated principal amount of the Trigger PLUS.
Leveraged Upside Performance	The Trigger PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance relative to a direct investment in the ETF Shares.

Absolute Return Feature
The Trigger PLUS offer investors an opportunity to earn an unleveraged positive return if the final share price is less than or equal to the initial share price but is greater than or equal to the trigger level.

Upside Scenario if the ETF Shares Appreciate
The final share price is greater than the initial share price and, at maturity, the Trigger PLUS pay the stated principal amount of $10 plus a return equal to 200% of the share percent change, subject to the maximum payment at maturity of at least $12.585 (at least 125.85% of the stated principal amount) per Trigger PLUS.  The actual maximum payment at maturity will be provided in the pricing supplement.

Absolute Return Scenario
The final share price is less than or equal to the initial share price but is greater than or equal to the trigger level, which is 75% of the initial share price.  In this case, the Trigger PLUS pay a 1% positive return for each 1% negative return of the ETF Shares.  For example, if the final share price is 5% less than the initial share price, the Trigger PLUS will provide a total positive return of 5% at maturity.  The maximum return you may receive in this scenario is a positive 25% return at maturity.

Downside Scenario
The final share price is less than the trigger level.  In this case, the Trigger PLUS pay an amount that is over 25% less than the stated principal amount and this decrease will be by an amount that is proportionate to the percentage decline in the final share price from the initial share price.  (Example: if the ETF Shares decrease in value by 30%, the Trigger PLUS will pay an amount that is less than the stated principal amount by 30%, or $7 per Trigger PLUS).

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Dual Directional Trigger PLUS Based on the Performance of the Market Vectors Gold Miners ETF due May 3, 2017
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

How the Dual Directional Trigger PLUS Work
Payoff Diagram
The payoff diagram below illustrates the payment at maturity on the Trigger PLUS based on the following terms:
Stated principal amount:	$10 per Trigger PLUS
Leverage factor:	200%
Trigger level:	75% of the initial share price
Maximum payment at maturity:	$12.585 (125.85% of the stated principal amount) per Trigger PLUS

Dual Directional Trigger PLUS Payoff Diagram

Payment at Maturity on the Dual Directional Trigger PLUS
$18.00
$16.00
$14.00
$12.00
$10.00
$8.00
$6.00
$4.00
$2.00
The Dual Directional Trigger PLUS
The Underlying ETF Shares
$12.585 Hypothetical Maximum Payment at Maturity
PLUS zone
Unleveraged Trigger Zone
$10 Stated Principal Amount
12.925%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
Percentage Change in the Underlying ETF Shares

How it works
▪	Upside Scenario. If the final share price is greater than the initial share price, for each $10 principal amount Trigger PLUS, investors will receive the $10 stated principal amount plus a return equal to 200% of the appreciation of the ETF Shares over the term of the Trigger PLUS, subject to the maximum payment at maturity. Under the terms of the Trigger PLUS, an investor will realize the maximum payment at maturity at a final share price of 112.925% of the initial share price.
▪	For example, if the ETF Shares appreciate 5%, investors will receive a 10% return, or $11.00 per Trigger PLUS.
▪	Absolute Return Scenario. If the final share price is less than or equal to the initial share price but is greater than or equal to the trigger level, investors will receive a 1% positive return on the Trigger PLUS for each 1% negative return of the ETF Shares.
▪	For example, if the ETF Shares depreciate 5%, investors will receive a 5% return, or $10.50 per Trigger PLUS.
▪	The maximum return you may receive in this scenario is a positive 25% return at maturity.
▪	Downside Scenario. If the final share price is less than the trigger level, investors will receive an amount that is significantly less than the stated principal amount by an amount proportionate to the percentage decrease of the final share price from the initial share price. This amount will be less than 75% of the stated principal amount per Trigger PLUS.

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Dual Directional Trigger PLUS Based on the Performance of the Market Vectors Gold Miners ETF due May 3, 2017
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

▪	For example, if the ETF Shares depreciate 50%, investors will lose 50% of their principal and receive only $5 per Trigger PLUS at maturity, or 50% of the stated principal amount.
The hypothetical returns and hypothetical payments on the Trigger PLUS shown above apply only if you hold the Trigger PLUS for their entire term.  These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market.  If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

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Dual Directional Trigger PLUS Based on the Performance of the Market Vectors Gold Miners ETF due May 3, 2017
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Risk Factors
The following is a non-exhaustive list of certain key risk factors for investors in the Trigger PLUS.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 4a-I.  We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Trigger PLUS.
▪	The Trigger PLUS do not pay interest or guarantee return of any principal and your investment in the Trigger PLUS may result in a loss. The terms of the Trigger PLUS differ from those of ordinary debt securities in that the Trigger PLUS do not pay interest or guarantee the payment of any principal amount at maturity. If the final share price is less than the trigger level (which is 75% of the initial share price), the absolute return feature will no longer be available and the payment at maturity will be an amount in cash that is over 25% less than the stated principal amount of each Trigger PLUS, and this decrease will be by an amount that is proportionate to the decrease in the value of the ETF Shares and may be zero. There is no minimum payment at maturity on the Trigger PLUS, and, accordingly, you could lose your entire initial investment in the Trigger PLUS.
▪	The appreciation potential of the Trigger PLUS is limited by the maximum payment at maturity. The appreciation potential of Trigger PLUS is limited by the maximum payment at maturity of $12.585 (125.85% of the stated principal amount) per Trigger PLUS. Although the leverage factor provides 200% exposure to any increase in the final share price as compared to the initial share price on the valuation date, because the maximum payment at maturity will be limited to 125.85% of the stated principal amount for the Trigger PLUS, any increase in the final share price by more than 112.925% will not further increase the return on the Trigger PLUS.
▪	Your maximum downside gain on the Trigger PLUS is limited by the trigger level. If the final share price is less than or equal to the initial share price and greater than or equal to the trigger level, you will receive at maturity $10 plus a return equal to the absolute share return, which will reflect a 1% positive return for each 1% negative return on the ETF Shares, subject to an effective limit of 25%. Because you will not receive a positive return if the ETF Shares have depreciated below the trigger level, your maximum downside payment will be $12.50 per $10.00 stated principal amount Trigger PLUS.
▪	The Trigger PLUS are subject to the credit risk of JPMorgan Chase & Co., and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the Trigger PLUS. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the Trigger PLUS. Any actual or anticipated decline in our credit ratings or increase in the credit spreads determined by the market for taking our credit risk is likely to adversely affect the market value of the Trigger PLUS. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Trigger PLUS and you could lose your entire investment.
▪	Economic interests of the issuer, the calculation agent, the agent of the offering of the Trigger PLUS and other affiliates of the issuer may be different from those of investors. We and our affiliates play a variety of roles in connection with the issuance of the Trigger PLUS, including acting as calculation agent and as an agent of the offering of the Trigger PLUS, hedging our obligations under the Trigger PLUS and making the assumptions used to determine the pricing of the Trigger PLUS and the estimated value of the Trigger PLUS, which we refer to as JPMS’s estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Trigger PLUS. The calculation agent has determined the initial share price, will determine the final share price and will calculate the amount of payment you will receive at maturity, if any. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, the selection of a successor to the ETF Shares or calculation of the final share price in the event of a discontinuance of the ETF Shares and any anti-dilution adjustments, may affect the payment to you at maturity. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the Trigger PLUS and the value of the Trigger PLUS. It is possible that hedging or trading activities of ours or our affiliates in connection with the Trigger PLUS could result in substantial returns for us or our affiliates while the value of the Trigger PLUS declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement no. 4a-I for additional information about these risks.
▪	The benefit provided by the trigger level may terminate on the valuation date. If the final share price is less than the trigger level, the benefit provided by the trigger level will terminate and you will be fully exposed to any depreciation of the ETF Shares.
▪	JPMS’s estimated value of the Trigger PLUS is lower than the original issue price (price to public) of the Trigger PLUS. JPMS’s estimated value is only an estimate using several factors. The original

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Dual Directional Trigger PLUS Based on the Performance of the Market Vectors Gold Miners ETF due May 3, 2017
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

issue price of the Trigger PLUS exceeds JPMS’s estimated value because costs associated with selling, structuring and hedging the Trigger PLUS are included in the original issue price of the Trigger PLUS.  These costs include the selling commissions, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Trigger PLUS and the estimated cost of hedging our obligations under the Trigger PLUS.  See “Additional Information about the Trigger PLUS — JPMS’s estimated value of the Trigger PLUS” in this document.
▪	JPMS’s estimated value does not represent future values of the Trigger PLUS and may differ from others’ estimates. JPMS’s estimated value of the Trigger PLUS is determined by reference to JPMS’s internal pricing models. This estimated value is based on market conditions and other relevant factors existing at the time of pricing and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for Trigger PLUS that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Trigger PLUS could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Trigger PLUS from you in secondary market transactions. See “Additional Information about the Trigger PLUS — JPMS’s estimated value of the Trigger PLUS” in this document.
▪	JPMS’s estimated value is not determined by reference to credit spreads for our conventional fixed-rate debt. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Trigger PLUS as well as the higher issuance, operational and ongoing liability management costs of the Trigger PLUS in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the Trigger PLUS to be more favorable to you. In addition, JPMS’s estimated value might be lower if it were based on the interest rate implied by our conventional fixed-rate credit spreads. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the Trigger PLUS and any secondary market prices of the Trigger PLUS. See “Additional Information about the Trigger PLUS — JPMS’s estimated value of the Trigger PLUS” in this document.
▪	The value of the Trigger PLUS as published by JPMS (and which may be reflected on customer account statements) may be higher than JPMS’s then-current estimated value of the Trigger PLUS for a limited time period. We generally expect that some of the costs included in the original issue price of the Trigger PLUS will be partially paid back to you in connection with any repurchases of your Trigger PLUS by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, the structuring fee, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See “Additional Information about the Trigger PLUS — Secondary market prices of the Trigger PLUS” in this document for additional information relating to this initial period. Accordingly, the estimated value of your Trigger PLUS during this initial period may be lower than the value of the Trigger PLUS as published by JPMS (and which may be shown on your customer account statements).
▪	Secondary market prices of the Trigger PLUS will likely be lower than the original issue price of the Trigger PLUS. Any secondary market prices of the Trigger PLUS will likely be lower than the original issue price of the Trigger PLUS because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and the structuring fee and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Trigger PLUS. As a result, the price, if any, at which JPMS will be willing to buy Trigger PLUS from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Trigger PLUS.
The PLUS are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Trigger PLUS to maturity.  See “— Secondary trading may be limited” below.
▪	Secondary market prices of the Trigger PLUS will be impacted by many economic and market factors. The secondary market price of the Trigger PLUS during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling

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Dual Directional Trigger PLUS Based on the Performance of the Market Vectors Gold Miners ETF due May 3, 2017
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

commissions, structuring fee, projected hedging profits, if any, estimated hedging costs and the price of one ETF Share, including:
o	any actual or potential change in our creditworthiness or credit spreads;
o	customary bid-ask spreads for similarly sized trades;
o	secondary market credit spreads for structured debt issuances;
o	the actual and expected volatility in the prices of the ETF Shares;
o	the time to maturity of the Trigger PLUS;
o	the dividend rates on the ETF Shares and the equity securities underlying the ETF Shares;
o	interest and yield rates in the market generally;
o	the exchange rates and the volatility of the exchange rate between the U.S. dollar and the currencies in which the equity securities underlying the ETF Shares trade and the correlation among those rates and the price of one ETF Share;
o	the occurrence of certain events to the ETF Shares that may or may not require an adjustment to the share adjustment factor; and
o	a variety of other economic, financial, political, regulatory and judicial events.
Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Trigger PLUS, which may also be reflected on customer account statements.  This price may be different (higher or lower) than the price of the Trigger PLUS, if any, at which JPMS may be willing to purchase your Trigger PLUS in the secondary market.
▪	Investing in the Trigger PLUS is not equivalent to investing in the ETF Shares, Investing in the Trigger PLUS is not equivalent to investing in the ETF Shares, the index tracked by the ETF Shares, which we refer to as the underlying index, or the stocks underlying the ETF Shares or the underlying index. Investors in the Trigger PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the ETF Shares, the underlying index or the stocks underlying the ETF Shares or the underlying index.
▪	Adjustments to the ETF Shares or the underlying index could adversely affect the value of the Trigger PLUS. Those responsible for calculating and maintaining the ETF Shares and the underlying index can add, delete or substitute the components of the ETF Shares or the underlying index, or make other methodological changes that could change the value of the ETF Shares or the underlying index. Any of these actions could adversely affect the price of the ETF Shares and, consequently, the value of the Trigger PLUS.
▪	There are risks associated with the ETF Shares. Although the ETF Shares are listed for trading on NYSE Arca, Inc. and a number of similar products have been traded on various national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the ETF Shares or that there will be liquidity in the trading market. The ETF Shares are subject to management risk, which is the risk that the investment strategy of the investment adviser to the ETF Shares, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the ETF Shares and, consequently, the value of the Trigger PLUS.
▪	There are differences between the ETF Shares and the underlying index. The ETF Shares do not fully replicate the underlying index and may hold securities not included in the underlying index. In addition, the performance of the ETF Shares will reflect additional transaction costs and fees that are not included in the calculation of the underlying index. All of these factors may lead to a lack of correlation between the ETF Shares and the underlying index. In addition, corporate actions with respect to the equity securities underlying the ETF Shares (such as mergers and spin-offs) may impact the variance between the performances of the ETF Shares and the underlying index. Finally, because the ETF Shares are traded on NYSE Arca, Inc. and are subject to market supply and investor demand, the market value of one ETF Share may differ from the net asset value per ETF Share. For all of the foregoing reasons, the performance of the ETF Shares may not correlate with the performance of the underlying index.

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Dual Directional Trigger PLUS Based on the Performance of the Market Vectors Gold Miners ETF due May 3, 2017
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

▪	Risks associated with the gold and silver mining industries. All or substantially all of the equity securities underlying the ETF Shares are issued by gold or silver mining companies. Because the value of the Trigger PLUS is linked to the performance of the ETF Shares, an investment in these Trigger PLUS will be concentrated in the gold and silver mining industries. Competitive pressures may have a significant effect on the financial condition of companies in these industries. Also, these companies are highly dependent on the price of gold or silver, as applicable. These prices fluctuate widely and may be affected by numerous factors. Factors affecting gold prices include economic factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Factors affecting silver prices include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events, and production costs and disruptions in major silver producing countries such as the United Mexican States and the Republic of Peru.
▪	The Trigger PLUS are subject to risks associated with securities issued by non-U.S. companies. A portion of the equity securities underlying the ETF Shares have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.
▪	The Trigger PLUS are subject to currency exchange risk. Because the prices of the non-U.S. equity securities underlying the ETF Shares are converted into U.S. dollars for purposes of calculating the net asset value of the ETF Shares, holders of the Trigger PLUS will be exposed to currency exchange rate risk with respect to each of the currencies in which the non-U.S. equity securities underlying the ETF Shares trade. Your net exposure will depend on the extent to which those currencies strengthen or weaken against the U.S. dollar and the relative weight of the equity securities underlying the ETF Shares denominated in each of those currencies. If, taking into account the relevant weighting, the U.S. dollar strengthens against those currencies, the price of the ETF Shares will be adversely affected and the payment at maturity, if any, may be reduced. Of particular importance to potential currency exchange risk are:
o	existing and expected rates of inflation;
o	existing and expected interest rate levels;
o	the balance of payments in the countries issuing those currencies and the United States and between each country and its major trading partners;
o	political, civil or military unrest in the countries issuing those currencies and the United States; and
o	the extent of government surpluses or deficits in the countries issuing those currencies and the United States.
All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries issuing those currencies and the United States and other countries important to international trade and finance.
▪	Owning the Trigger PLUS is not the same as owning the ETF Shares. Owning the Trigger PLUS is not the same as owning the ETF Shares. Accordingly, changes in the closing price of one ETF Share may not result in a comparable change of the market value of the Trigger PLUS. If the closing price of one ETF Share on any trading day increases above the initial share price, the value of the Trigger PLUS may not increase comparably, if at all. It is possible for the closing price of the ETF Shares to increase moderately while the value of the Trigger PLUS declines.

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Dual Directional Trigger PLUS Based on the Performance of the Market Vectors Gold Miners ETF due May 3, 2017
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

▪	The anti-dilution protection for the ETF Shares is limited and may be discretionary. The calculation agent will make adjustments to the share adjustment factor for certain events affecting the ETF Shares. However, the calculation agent will not make an adjustment in response to all events that could affect the ETF Shares. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Trigger PLUS may be materially and adversely affected.
▪	Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the Trigger PLUS. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the Trigger PLUS on or prior to the pricing date and prior to maturity could have adversely affected, and may continue to adversely affect, the value of the underlying stock and, as a result, could decrease the amount an investor may receive on the Trigger PLUS at maturity, if any. Any of these hedging or trading activities on or prior to the pricing date could have affected the initial stock price and the trigger level and, therefore, could potentially increase the price that the final stock price must reach before you receive a payment at maturity that exceeds the issue price of the Trigger PLUS or so that you do not suffer a loss on your initial investment in the Trigger PLUS. Additionally, these hedging or trading activities during the term of the Trigger PLUS, including on the valuation date, could adversely affect the final stock price and, accordingly, the amount of cash an investor will receive at maturity, if any. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the Trigger PLUS declines.
▪	Secondary trading may be limited. The Trigger PLUS will not be listed on a securities exchange. There may be little or no secondary market for the Trigger PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Trigger PLUS easily. JPMS may act as a market maker for the Trigger PLUS, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the Trigger PLUS, the price at which you may be able to trade your Trigger PLUS is likely to depend on the price, if any, at which JPMS is willing to buy the Trigger PLUS. If at any time JPMS or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the Trigger PLUS.
▪	The tax consequences of an investment in the Trigger PLUS are uncertain. There is no direct legal authority as to the proper U.S. federal income tax characterization of the Trigger PLUS, and we do not intend to request a ruling from the IRS regarding the Trigger PLUS. The IRS might not accept, and a court might not uphold, the treatment of the Trigger PLUS described in “Additional Information about the Trigger PLUS ― Additional Provisions ― Tax considerations” in this document and in “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4a-I. If the IRS was successful in asserting an alternative treatment, the timing and character of any income or loss on the Trigger PLUS could differ materially and adversely from our description herein.
Even if the treatment of the Trigger PLUS is respected, the IRS may assert that the Trigger PLUS constitute “constructive ownership transactions” within the meaning of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), in which case any gain recognized in respect of the Trigger PLUS that would otherwise be long-term capital gain and that is in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the term of the Trigger PLUS.  Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the Trigger PLUS.
In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect.
You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4a-I and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

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Dual Directional Trigger PLUS Based on the Performance of the Market Vectors Gold Miners ETF due May 3, 2017
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Market Vectors Gold Miners ETF Overview
The Market Vectors Gold Miners ETF is an exchange-traded fund of the Market Vectors ETF Trust, a registered investment company that consists of numerous separate investment portfolios, and is managed by Van Eck Associates Corporation, the investment adviser to the Market Vectors Gold Miners ETF.  The Market Vectors Gold Miners ETF seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the NYSE Arca Gold Miners Index.  Information provided to or filed with the SEC by the Market Vectors ETF pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to the SEC file numbers 333-123257 and 811-10325, respectively, through the SEC’s website at http://www.sec.gov.  In addition, information regarding the Market Vectors Gold Miners ETF may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  For additional information about the Market Vectors Gold Miners ETF, see “Fund Descriptions — The Market Vectors Gold Miners ETF” in the accompanying underlying supplement no. 1a-I.
Information as of market close on March 15, 2016:
Bloomberg Ticker Symbol:	GDX
Current Share Price:	$19.53
52 Weeks Ago (on 3/16/2015):	$18.12
52 Week High (on 5/14/2015):	$20.82
52 Week Low (on 1/19/2016):	$12.47

The table below sets forth the published high and low closing prices, as well as end-of-quarter closing prices, of the ETF Shares for each quarter in the period from January 1, 2011 through March 15, 2016.  The closing price of one ETF Share on March 15, 2016 was $19.53. The associated graph shows the closing prices of one ETF Share for each day in the same period.  We obtained the closing price information above and the information in the table and graph below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.  The closing prices may have been adjusted by Bloomberg for corporate actions, such as stock splits.
The historical closing prices of the ETF Shares should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one ETF Share at any time, including on the valuation date.
The Market Vectors Gold Miners ETF	High	Low	Period End
2011
First Quarter	$60.79	$53.12	$60.06
Second Quarter	$63.95	$51.80	$54.59
Third Quarter	$66.69	$53.75	$55.19
Fourth Quarter	$63.32	$50.07	$51.43
2012
First Quarter	$57.47	$48.75	$49.57
Second Quarter	$50.37	$39.34	$44.77
Third Quarter	$54.81	$40.70	$53.71
Fourth Quarter	$54.25	$44.85	$46.39
2013
First Quarter	$47.09	$35.91	$37.85
Second Quarter	$37.45	$22.22	$24.41
Third Quarter	$30.43	$22.90	$25.06
Fourth Quarter	$26.52	$20.39	$21.12
2014
First Quarter	$27.73	$21.27	$23.60
Second Quarter	$26.45	$22.04	$26.45
Third Quarter	$27.46	$21.35	$21.35
Fourth Quarter	$21.94	$16.59	$18.38
2015
First Quarter	$22.94	$17.67	$18.24
Second Quarter	$20.82	$17.76	$17.76
Third Quarter	$17.85	$13.04	$13.74
Fourth Quarter	$16.90	$13.08	$13.72
2016
First Quarter (through March 15, 2016)	$20.39	$12.47	$19.53

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Dual Directional Trigger PLUS Based on the Performance of the Market Vectors Gold Miners ETF due May 3, 2017
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

The Market Vectors Gold Miners ETF – Daily Closing Prices January 3, 2011 to March 15, 2016

This document relates only to the Trigger PLUS offered hereby and does not relate to the ETF Shares.  We have derived all disclosures contained in this document regarding the Market Vectors Gold Miners ETF from the publicly available documents described in the first paragraph under this “Market Vectors Gold Miners ETF Overview” section, without independent verification.  In connection with the offering of the Trigger PLUS, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the Market Vectors Gold Miners ETF.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the Market Vectors Gold Miners ETF is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the first paragraph under this “Market Vectors Gold Miners ETF Overview” section) that would affect the trading price of the ETF Shares (and therefore the price of the ETF Shares at the time we price the Trigger PLUS) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Market Vectors Gold Miners ETF could affect the value received at maturity, if any, with respect to the Trigger PLUS and therefore the trading prices of the Trigger PLUS.
Neither we nor any of our affiliates makes any representation to you as to the performance of the ETF Shares.
The NYSE Arca Gold Miners Index. The NYSE Arca Gold Miners Index is a modified market capitalization weighted index composed of publicly traded companies involved primarily in the mining of gold and silver. The NYSE Arca Gold Miners Index is compiled by NYSE Arca, Inc. For additional information about the NYSE Arca Gold Miners Index, see the information set forth under “Fund Description — The Market Vectors Gold Miners ETF” in the accompanying underlying supplement no. 1a-I.

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Dual Directional Trigger PLUS Based on the Performance of the Market Vectors Gold Miners ETF due May 3, 2017
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Additional Information about the Trigger PLUS
Please read this information in conjunction with the summary terms on the front cover of this document.
Additional Provisions:
Postponement of maturity date:
If the scheduled maturity date is not a business day, then the maturity date will be the following business day.  If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date is postponed and falls less than three business days prior to the scheduled maturity date, the maturity date of the Trigger PLUS will be postponed to the third business day following the valuation date as postponed.

Minimum ticketing size:	$1,000 / 100 Trigger PLUS
Trustee:	Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)
Calculation agent:	JPMS
JPMS’s estimated value of the Trigger PLUS:
JPMS’s estimated value of the Trigger PLUS set forth on the cover of this document is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Trigger PLUS, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the Trigger PLUS.  JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your Trigger PLUS in any secondary market (if any exists) at any time.  The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  For additional information, see “Risk Factors — JPMS’s estimated value is not determined by reference to credit spreads for our conventional fixed-rate debt.”  The value of the derivative or derivatives underlying the economic terms of the Trigger PLUS is derived from JPMS’s internal pricing models.  These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments.  Accordingly, JPMS’s estimated value of the Trigger PLUS on the pricing date is based on market conditions and other relevant factors and assumptions existing at that time.  See “Risk Factors — JPMS’s estimated value does not represent future values of the Trigger PLUS and may differ from others’ estimates.”
JPMS’s estimated value of the Trigger PLUS is lower than the original issue price of the Trigger PLUS because costs associated with selling, structuring and hedging the Trigger PLUS are included in the original issue price of the Trigger PLUS.  These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Trigger PLUS and the estimated cost of hedging our obligations under the Trigger PLUS.  Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss.  We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Trigger PLUS.  See “Risk Factors — JPMS’s estimated value of the Trigger PLUS is lower than the original issue price (price to public) of the Trigger PLUS” in this document.

Secondary market prices of the Trigger PLUS:
For information about factors that will impact any secondary market prices of the Trigger PLUS, see “Risk Factors — Secondary market prices of the Trigger PLUS will be impacted by many economic and market factors” in this document.  In addition, we generally expect that some of the costs included in the original issue price of the Trigger PLUS will be partially paid back to you in connection with any repurchases of your Trigger PLUS by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the Trigger PLUS.  The length of any such initial period reflects the structure of the Trigger PLUS, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Trigger PLUS and when these costs are incurred, as determined by JPMS.  See “Risk Factors — The value of the Trigger PLUS as published by JPMS (and which may be reflected on customer account statements) may be higher than JPMS’s then-current estimated value of the Trigger PLUS for a limited time period.”

Tax considerations:
You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4a-I.  The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of Trigger PLUS.
Based on current market conditions, in the opinion of our special tax counsel, your Trigger PLUS should be treated as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax

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Dual Directional Trigger PLUS Based on the Performance of the Market Vectors Gold Miners ETF due May 3, 2017
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement no. 4a-I. Assuming this treatment is respected, subject to the possible application of the “constructive ownership” rules, the gain or loss on your Trigger PLUS should be treated as long-term capital gain or loss if you hold your Trigger PLUS for more than a year, whether or not you are an initial purchaser of Trigger PLUS at the issue price. The Trigger PLUS could be treated as “constructive ownership transactions” within the meaning of Section 1260 of the Internal Revenue Code of 1986, as amended, in which case any gain recognized in respect of the Trigger PLUS that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the Trigger PLUS’ term. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the Trigger PLUS. Accordingly, U.S. Holders should consult their tax advisers regarding the potential application of the constructive ownership rules.
The IRS or a court may not respect the treatment of the Trigger PLUS described above, in which case the timing and character of any income or loss on your Trigger PLUS could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.
Withholding under legislation commonly referred to as “FATCA” may (if the Trigger PLUS are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the Trigger PLUS. Notwithstanding anything to the contrary in the accompanying product supplement no. 4a-I, under a recent IRS notice, withholding under FATCA will not apply to payments of gross proceeds (other than any amount treated as interest) of a taxable disposition, including redemption at maturity, of the Trigger PLUS. You should consult your tax adviser regarding the potential application of FATCA to the Trigger PLUS.
Non-U.S. holders should also note that, notwithstanding anything to the contrary in the accompanying product supplement no. 4a-I, recently promulgated Treasury regulations imposing a withholding tax on certain “dividend equivalents” under certain “equity linked instruments” will not apply to the Trigger PLUS.

Supplemental use of proceeds and hedging:
The Trigger PLUS are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Trigger PLUS.  See “How the Trigger PLUS Work” in this document for an illustration of the risk-return profile of the Trigger PLUS and “Market Vectors Gold Miners ETF Overview” in this document for a description of the market exposure provided by the Trigger PLUS.
The original issue price of the Trigger PLUS is equal to JPMS’s estimated value of the Trigger PLUS plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, and the structuring fee, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Trigger PLUS, plus the estimated cost of hedging our obligations under the Trigger PLUS.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying product supplement no. 4a-I.
Supplemental plan of distribution:
Subject to regulatory constraints, JPMS intends to use its reasonable efforts to offer to purchase the Trigger PLUS in the secondary market, but is not required to do so.  JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to Morgan Stanley Wealth Management.  In addition, Morgan Stanley Wealth Management will receive a structuring fee as set forth on the cover of this document for each Trigger PLUS.
We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Trigger PLUS and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.  See “— Supplemental use of proceeds and hedging” above and “Use of Proceeds and Hedging” on page PS-42 of the accompanying product supplement no. 4a-I.

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Dual Directional Trigger PLUS Based on the Performance of the Market Vectors Gold Miners ETF due May 3, 2017
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Validity of the Trigger PLUS:
In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the Trigger PLUS offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Trigger PLUS will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the Trigger PLUS and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated November 7, 2014, which was filed as an exhibit to the Registration Statement on Form S-3 by us on November 7, 2014.

Contact:
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (800) 869-3326).

Where you can find more information:
You should read this document together with the prospectus, as supplemented by the prospectus supplement, each dated February 19, 2016, relating to our Series E medium-term notes of which these Trigger PLUS are a part, and the more detailed information contained in product supplement no. 4a-I dated November 7, 2014 and underlying supplement no. 1a-I dated November 7, 2014.
This document, together with the documents listed below, contains the terms of the Trigger PLUS and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, stand-alone fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 4a-I and in “Risk Factors” in the accompanying underlying supplement no. 1a-I, as the Trigger PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Trigger PLUS.
When you read the product supplement and the underlying supplement, note that all references to the prospectus dated November 7, 2014, or to any sections therein, should refer instead to the prospectus dated February 19, 2016, or to the corresponding sections of that prospectus, and all references to the prospectus supplement dated November 7, 2014, or to any sections therein, should refer instead to the prospectus supplement dated February 19, 2016, or to the corresponding sections of that prospectus supplement.
You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):
•   Product supplement no. 4a-I dated November 7, 2014:
http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf
•   Underlying supplement no. 1a-I dated November 7, 2014:
http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf
•   Prospectus and prospectus supplement, each dated February 19, 2016:
http://www.sec.gov/Archives/edgar/data/19617/000095010316011251/crt_dp63599-424b2.pdf
Our Central Index Key, or CIK, on the SEC website is 19617.
As used in this document, “we,” “us,” and “our” refer to JPMorgan Chase & Co.
“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are service marks of Morgan Stanley.

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